UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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XATA Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Xata Corporation
965 Prairie Center Drive
Eden Prairie, MN 55344
(952) 707-5600
March           , 2009
Dear Shareholder:
     You are cordially invited to attend the Company’s Special Meeting of Shareholders to be held on Wednesday, April 8, 2009, at our corporate office, 965 Prairie Center Drive, Eden Prairie, Minnesota, at 10:00 a.m.
     For this Special Meeting you are presented with a proposal to amend our Articles of Incorporation.
     We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you plan to attend, it is important that your shares be represented, regardless of the number of shares which you hold. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.
Very truly yours,

John J. Coughlan
Chairman and Chief Executive Officer

XATA CORPORATION
965 Prairie Center Drive
Eden Prairie, MN 55344
(952) 707-5600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 8, 2009

To the Shareholders of XATA Corporation:
     A Special Meeting of Shareholders of XATA Corporation will be held on Wednesday, April 8, 2009, at our corporate office, 965 Prairie Center Drive, Eden Prairie, Minnesota, at 10:00 a.m., for the following purpose:
To approve an Amendment of our Articles of Incorporation (particularly the Certificate of Designation of Preferences of Series B Preferred Stock, Certificate of Designation of Preferences of Series C Preferred Stock and Certificate of Designation of Preferences of Series D Preferred Stock) that will enable our Board of Directors to create one or more series of preferred stock with dividend or liquidation preference over shares of classes or series of our capital stock as described in this proxy statement.
     We have fixed the close of business on February 16, 2009 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting. Our transfer books will not be closed.
     Whether or not you expect to be present personally at the Special Meeting, please complete, date, sign, and return the accompanying Proxy in the enclosed, self-addressed envelope at your earliest convenience. This will insure your participation in the decisions to be made by the shareholders. We sincerely hope that all shareholders who can attend the Special Meeting will do so.

By Order of the Board of Directors

March , 2009	Wesley C. Fredenburg
Secretary

XATA CORPORATION
965 Prairie Center Drive
Eden Prairie, MN 55344
(952) 707-5600

PROXY STATEMENT FOR
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 8, 2009

GENERAL INFORMATION
     This proxy statement is furnished to shareholders by the Board of Directors of XATA Corporation (the “Company”) for solicitation of proxies for use at the Special Meeting of Shareholders (the “Special Meeting”) to be held on Wednesday, April 8, 2009, at our corporate office, 965 Prairie Center Drive, Eden Prairie, Minnesota, at 10:00 a.m., and at all adjournments thereof. The purposes of the meeting and the matter to be acted upon are set forth in the preceding Notice of Special Meeting of Shareholders.
     This proxy statement is being mailed to shareholders beginning on or about March 18, 2009.
     We have asked brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of our Common Stock and we will reimburse them for their expenses in so doing. To ensure adequate representation at the meeting, our officers, agents and employees may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile, or in person to request that proxies be furnished. We will bear all expenses incurred in connection with this solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be
Held on April 8, 2009. The Proxy Statement is available at ______________________.
The following proxy materials and related information are available for you to review online at ______________________:
•   the Company’s Notice of Special Meeting of Shareholders and Proxy Statement;
•   the form of Proxy Card;
•   the Letter to Shareholders; and
•   directions to the Special Meeting of Shareholders.
RECORD DATE AND VOTING
     We have fixed February 16, 2009 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting. As of the close of business on the record date, we had issued and outstanding 8,775,769 shares of our Common Stock, par value $.01 per share, 1,964,429 shares of our Series B Preferred Stock (“Series B Stock”), 1,269,036 shares of our Series C Preferred Stock (“Series C Stock”), 1,566,580 shares of our Series D Preferred Stock (“Series D Stock”) and 1,355,857 shares of our Series E Preferred Stock (“Series E Stock”). The Series B Stock, Series C Stock, Series D Stock and Series E Stock are referred to collectively as the “Preferred Stock.” Each share of Common Stock and Preferred Stock is entitled to one vote on each proposal to be presented to the meeting.
     The presence at the Special Meeting in person or by proxy of the holders of a majority of the outstanding shares entitled to vote constitutes a quorum for the transaction of business. Proposal 1 — Amendment of Articles of Incorporation (the “Proposal”) will be approved if (i) a majority of the shares present and entitled to vote at the Special Meeting vote in favor thereof and (ii) pursuant to Sections 302A.137 and 302A.437 of the Minnesota Business Corporation Act (the “MBCA”), a majority of the shares of Series B Stock, Series C Stock and Series D Stock, each as a separate class, vote in favor thereof.

HOW TO VOTE	By signing and returning the enclosed proxy card, you will be giving your proxy to our Chairman and Chief Executive Officer (“CEO”) and our Chief Financial Officer (“CFO”) and authorizing either of them to vote your shares.

HOW YOUR PROXY WILL BE VOTED	Unless revoked, all properly executed proxies will be voted as specified. Proxies that are signed but that lack any specification will, subject to the following, be voted in favor of the Proposal. If any other matters properly come before the Special Meeting, then the persons named in the proxy will vote in accordance with their discretion.

HOW TO REVOKE YOUR PROXY	You have the power to revoke your proxy at any time before the convening of the Special Meeting. Revocations of proxy will be honored if received by us, at the Company, addressed to the attention of Mark E. Ties, Chief Financial Officer, on or before April 7, 2009. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to the tellers who will be seated at the door of the meeting room. Note that any proxy received by the Company prior to the Special Meeting will revoke any prior proxy given by the shareholder.

ABSTENTIONS	If you abstain from voting as to any matter, your shares shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter.

BROKER NON-VOTES	If a broker turns in a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

DISSENTERS’ RIGHTS	If the proposed Amendment is approved and becomes effective, holders of Series B Stock, Series C Stock and Series D Stock who do not vote their shares in favor of the proposed Amendment discussed below will be entitled to statutory dissenters’ rights if they strictly comply with Sections 302A.471 and 302A.473 of the MBCA. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of stock, see Sections 302A.471 and 302A.473 of the MBCA, copies of which are attached as Exhibit A, as well as the information set forth below.

IN ORDER TO PERFECT DISSENTERS’ RIGHTS, A HOLDER OF SERIES B STOCK, SERIES C STOCK OR SERIES D STOCK MUST SEND A NOTICE TO THE COMPANY BEFORE THE DATE OF THE SPECIAL MEETING AND MUST NOT VOTE IN FAVOR OF THE PROPOSED AMENDMENT BELOW BY PROXY OR OTHERWISE.

No other shareholders are entitled to any dissenters’ rights with respect to any other matters to be acted upon at the Special Meeting.
RECOMMENDATIONS OF THE BOARD OF DIRECTORS
          OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF MANAGEMENT
     The following table sets forth as of February 15, 2009 the record and beneficial ownership of Common Stock held by (i) each person who is known by us to be the beneficial owner of more than 5% of our Common Stock; (ii) each of the current directors and nominees; (iii) the Company’s CEO and the two other executive officers who had the highest “total compensation” for the fiscal year ended September 30, 2008, (these three executive officers are collectively referred to as the “Named Executive Officers” or “NEOs”); and (iv) all of our executive officers and directors as a group.
     Securities reported as “beneficially owned” include (a) securities over which the named person may exercise voting power or investment power, alone or with others, and (b) the number of shares which the named person has the right to acquire within sixty (60) days after February 15, 2009.

	Number of Shares
	Owned (1)(2)		Percentage
John J. Coughlan (3)(4)	779,944	(5)	8.6%

Carl M. Fredericks (3)	91,326		1.0%

Thomas G. Hudson (3)	42,725		*

Roger W. Kleppe (3)	82,991		*

Chad M. Linbloom (3)	15,000		*

Christopher P. Marshall (3)(6)(7)	7,020,187	(8)	44.5%

Michael J. Paxton (3)	17,499		*

Bharat S. Vedak (3)	—		—

Mark E. Ties (4)	203,098	(9)	2.3%

David A Gagne (4)	195,707	(10)	2.2%

All executive officers, current directors as a group (12 persons)	1,573,052	(11)	16.6%

William and Linda Flies, JT (7)	587,550		6.7%
28822 Lake Avenue Way Frontenac MN 55026

John Deere Special Technologies Group, Inc.(7)	2,144,060		24.4%
300 Grimes Bridge Road Roswell GA 30075

Trident Capital Management-V, L.L.C. (7)	6,962,587	(12)	44.2%
505 Hamilton Avenue, Suite 200 Palo Alto CA 94301

Ashford Capital Management	1,417,157		16.1%
P.O. Box 4172 Wilmington DE 19807

Weber Capital Management, LLC	787,422	(13)	8.5%
340 Pine St., Suite 300 San Francisco, CA 94104

*	Indicates ownership of less than 1%

(1)	Includes shares of Common Stock issuable upon exercise of options exercisable within 60 days of February 15, 2009 as follows: John J. Coughlan — 265,567 shares; Carl M. Fredericks — 30,000 shares; Thomas G. Hudson — 11,250 shares; Roger W. Kleppe — 30,000 shares; Christopher P. Marshall — 30,000 shares; Chad M. Linbloom — 10,000 shares; Michael J. Paxton — 10,000 shares; Mark E. Ties — 133,775 shares; David A. Gagne — 141,111 shares; all executive officers, directors and director nominees as a group — 553,786 shares.

(2)	Includes unvested shares of restricted Common Stock that are subject to forfeiture: John J. Coughlan — 125,288 shares; Mark E. Ties — 9,000 shares; David A. Gagne 7,779 shares; and all executive officers, directors and director nominees as a group — 188,733 shares.

(3)	Currently a director.

(4)	Executive officer.

(5)	Includes 4,505 shares of Common Stock issuable upon conversion of Series E Stock and 1,352 shares of Common Stock issuable upon exercise of related warrants.

(6)	Nominee of entities (collectively, “Trident”) affiliated with Trident Capital Management — V, L.L.C. (“TCM-V”), who are the holders of our Series B Stock, Series C Stock and Series D Stock, and are among the holders of our Series E Stock. As holders of Series B Stock, the Trident entities are entitled to vote for up to two directors as a class so long as they hold at least 325,000 shares of Series B Stock.

(7)	Trident has entered into a Voting Agreement with John Deere Special Technologies Group, Inc. (“JDSTG”) and William P. Flies and certain of his affiliates whereby JDSTG and Mr. Flies and his affiliates (a) agree to vote for Trident’s nominee(s) for director, at such time as Trident no longer holds sufficient Preferred Stock to elect two directors as a separate class, but only for so long as Trident owns at least 800,000 shares of Common Stock (directly or by ownership of Preferred Stock), and (b) grant Trident a right of first refusal to acquire their shares.

(8)	Consists of 57,600 award shares and shares issuable upon exercise of stock options, 5,813,559 shares issuable upon conversion of Series B Stock, Series C Stock, Series D Stock, and Series E Stock and 1,149,028 shares issuable upon exercise of related warrants.

(9)	Includes 4,505 shares of Common Stock issuable upon conversion of Series E Stock and 1,352 shares of Common Stock issuable upon exercise of related warrants.

(10)	Includes 2,252 shares of Common Stock issuable upon conversion of Series E Stock and 676 shares of Common Stock issuable upon exercise of related warrants.

(11)	Includes 27,028 shares of Common Stock issuable upon conversion of Series E Stock and 8,110 shares of Common Stock issuable upon exercise of related warrants.

(12)	Consists of 5,813,559 shares issuable upon conversion of Series B Stock, Series C Stock, Series D Stock and Series E Stock and 1,149,028 shares issuable upon exercise of related warrants. The shares underlying Preferred Stock and warrants are held of record as set forth in the following table. TCM-V is authorized to act as of the general partner or investment general partner of each of the record holders. TCM-V and Christopher P. Marshall (its current director) disclaim beneficial ownership of these shares, except to the extent of their respective economic interests in the Trident entities.

	Series B		Series C		Series D		Series E
	Preferred		Preferred		Preferred		Preferred
	Stock	Warrants	Stock	Warrants	Stock	Warrants	Stock	Warrants
Trident Capital Fund-V, L.P.	1,759,807	—	1,136,849	335,939	1,403,400	421,020	907,942	272,382

Trident Capital Fund-V Affiliates Fund, L.P.	10,228	—	6,607	1,953	8,156	2,447	5,277	1,583

Trident Capital Fund-V Affiliates Fund (Q), L.P.	9,758	—	6,305	1,863	7,783	2,335	5,036	1,511

Trident Capital Fund-V Principals Fund, L.P.	50,936	—	32,905	9,723	40,620	12,186	26,279	7,884

Trident Capital Parallel Fund-V, C.V.	133,700	—	86,370	25,522	106,621	31,986	68,980	20,694

(13)	Consists of 225,225 and 90,090 shares issuable upon conversion of Series E Stock held by Weber Capital Partners II, L.P. and GW 2001 Fund, L.P., respectively and 67,568 and 27,027 shares issuable upon exercise of related warrants. Weber Capital Management LLC (“WCM”) is authorized to act as the general partner or investment general partner of each of both record holders. WCM disclaims beneficial ownership of these shares, except to the extent of its respective economic interest in Weber Capital Partners II, L.P. and GW 2001 Fund, L.P.

PROPOSAL 1
APPROVAL OF ARTICLES OF AMENDMENT OF
SECOND RESTATED ARTICLES OF INCORPORATION
     On February 12, 2009, the Company entered into a Common Stock Warrant and Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”) with the Purchasers listed on the signature page thereto (the “Purchasers”), providing for the sale, in a private placement, of 1,355,857 shares of Series E Stock and warrants to purchase 406,759 shares of Common Stock of the Company (the “Warrants”), resulting in gross proceeds to the Company of approximately $3.1 million (the “Equity Financing”). The Purchasers are (1) Trident, (2) funds affiliated with Weber Capital Management LLC, and (3) certain members of the Company’s management.
     In connection with the execution and closing of the Purchase Agreement, the Company and the Purchasers also entered into an Exchange Agreement under which the Company is obligated to exchange (the “Exchange”) all shares of the Series E Stock for an equal number of shares of a new series of preferred stock of the Company (the “Series F Stock”), to be created in the future. The Series F Stock will be identical to the Series E Stock in all respects, except that its liquidation preference will be senior to the Company’s existing series of Preferred Stock, whereas the Series E Stock’s liquidation preference is junior to the Series B Stock, Series C Stock and Series D Stock. The Series F Stock will be created, and the exchange will occur, only if our shareholders approve the amendments to our Articles of Incorporation to allow for the Series F Stock to have a liquidation preference senior to the Company’s existing series of Preferred Stock. Under the Exchange Agreement, the Company is obligated to call and hold a meeting of its shareholders for this purpose.
     The Warrants to purchase an aggregate of 406,759 shares of Common Stock are subject to anti-dilution adjustments in the event of stock splits and similar events and can be exercised on a cashless exercise basis. The exercise price of the Warrants is $2.22 per share, subject to anti-dilution adjustments as described above, and the Warrants are exercisable until February 12, 2016. Also in connection with the closing of the Purchase Agreement, the Company extended by two years the term of each common stock warrant issued to the Trident on September 15, 2005 (in connection with their purchase of the Company’s Series C Preferred Stock) and June 19, 2007 (in connection with their purchase of the Company’s Series D Preferred Stock), so that such warrants are now exercisable until the seventh anniversary (instead of the fifth anniversary) of the original date of issuance.
Summary of Amendment
     The Proposal, if approved by the shareholders, would implement the changes described below to our Second Restated Articles of Incorporation, particularly the Certificate of Designation of Preferences of Series B Preferred Stock (the “Series B Certificate”), Certificate of Designation of Preferences of Series C Preferred Stock (the “Series C Certificate”) and Certificate of Designation of Preferences of Series D Preferred Stock (the “Series D Certificate,” and, together with the Series B Certificate and Series C Certificate, the “Existing Certificates”). The following description is a summary of the changes contained in the proposed Articles of Amendment (the “Amendment”) and does not purport to be complete. This summary is qualified in its entirety by reference to the actual text of the Articles of Amendment attached as Exhibit B, which shareholders should carefully review prior to taking action with respect to the Proposal.
     The Board of Directors believes that the proposed Amendment is in the best interests of the Company because it will allow flexibility in future financings for the Board of Directors to create series of preferred stock with senior dividend or liquidation preferences and the consummation of the Exchange Agreement. If the Proposal is approved by the shareholders, then we plan to file the Articles of Amendment with the Office of the Minnesota Secretary of State as soon as possible on or after the date of the Special Meeting.
Dividend Preference
     Section 3 of the Series B Certificate presently provides that the Series B Stock accrues a Preferred Dividend (the “B Preferred Dividend”) and that we cannot pay dividends to the holders of any other capital stock unless and until we have paid all accrued B Preferred Dividends. The Existing Certificates presently provide for dividend parity among each series of Preferred Stock for dividends (other than the B Preferred Dividend) paid on any series of Preferred Stock (an “Other Dividend”). In the event dividends are paid on any capital stock of the Company (other than the B Preferred Dividend), the Company must pay an additional dividend on all outstanding shares of Preferred Stock in an amount per share equal to the maximum amount paid or set aside for each such other share of capital stock.
     Approval of the proposed Amendment will not affect directly the order of dividend preference for any shares of the Company’s capital stock. The order of dividend preference before and after the approval of the proposed Amendment and the Exchange is as follows:

Pre-Amendment and Exchange	Post-Amendment and Exchange
B Preferred Dividend	B Preferred Dividend
ê	ê
Other Dividends declared on:	Other Dividends declared on:
Series B Stock	Series B Stock
Series C Stock,	Series C Stock,
Series D Stock &	Series D Stock,
Series E Stock	Series E Stock* &
ê	Series F Stock
Dividends declared on:	ê
Common Stock	Dividends declared on:
Common Stock

*	No shares of Series E Stock are expected to be outstanding after the Exchange.
     If the proposed Amendment is approved by shareholders, our Board of Directors will be able to establish series of preferred stock with senior dividend preferences to our existing Preferred Stock without needing to further amend the Existing Certificates or our Articles of Incorporation.
Liquidation Preference
     Section 4 of the Series B Certificate provides for a liquidation preference in an amount equal to the original issue price thereof, plus accrued unpaid dividends, that is senior to all other capital stock of the Company. Section 4 of the Series C Certificate provides for a liquidation preference in an amount equal to the original issue price thereof, plus accrued unpaid dividends, that is senior to all other capital stock of the Company except the Series B Stock. Section 4 of the Series D Certificate provides for a liquidation preference in an amount equal to the original issue price thereof, plus accrued unpaid dividends, that is senior to all other capital stock of the Company except the Series B and Series C Stock. Section 4 of the Series E Certificate provides for a liquidation preference in an amount equal to the original issue price thereof, plus accrued unpaid dividends, that is senior to all other capital stock of the Company except the Series B, Series C, and Series D Stock and any future class or series of stock of the Company that has priority or preference over the Series E Stock. The Existing Certificates do not permit the creation of a class or series of capital stock with a liquidation preference senior to an existing series of Preferred Stock.

     In order to facilitate the liquidation preference which was required to induce the Purchasers to participate in the Equity Financing, the proposed Amendment will modify the Existing Certificates to allow our Board of Directors to establish the desired order of liquidation preference among our series of Preferred Stock and any series of preferred stock established in the future. The proposed change in liquidation preferences as a result of the Amendment and the Exchange is as follows:

Pre-Amendment and Exchange	Post-Amendment and Exchange
Series B Stock	Series F Stock
ê	ê
Series C Stock	Series B Stock
ê	ê
Series D Stock	Series C Stock
ê	ê
Series E Stock	Series D Stock
ê	ê
Common Stock	Series E Stock*
ê	ê
Common Stock

*	No shares of Series E Stock are expected to be outstanding after the Exchange.
     If the proposed Amendment is approved by shareholders, our Board of Directors will be able to establish series of preferred stock with senior liquidation preferences to our existing Preferred Stock without needing to further amend the Existing Certificates or our Articles of Incorporation.
Necessity for Shareholder Approval
     Under Minnesota law, a company is required to submit amendments of its articles of incorporation to its shareholders for approval and an amendment of the Existing Certificates is an amendment of our Articles of Incorporation. The proposed Amendment will be approved if (i) a majority of the shares present and entitled to vote at the Special Meeting vote in favor thereof and (ii) pursuant to Sections 302A.137 and 302A.437 of the MBCA, a majority of the shares of Series B Stock, Series C Stock and Series D Stock, each as a separate class, vote in favor thereof.
Consequences of Approval of Amendment
     The completion of the Exchange pursuant to the Exchange Agreement is contingent upon the creation of the Series F Stock. If the proposed Amendment receives shareholder approval, our Board of Directors will create the Series F Stock by approving and filing with the Office of the Minnesota Secretary of State a Certificate of Designation of Preferences of Series F Preferred Stock (the “Series F Certificate”). The following description of the terms of the Series F Stock is a summary of provisions contained in the Series F Certificate and does not purport to be complete.
     With the exception of the senior liquidation preference discussed above under “Liquidation Preference,” the Series F Stock will have the same rights and preferences as the Series E Stock for which it will be exchanged. There will not be an established public trading market for the Series F Stock.
Redemption Rights
     Both the Company and the holders of at least 60% of a series of the Preferred Stock currently have the right to redeem all (but not less than all) of the outstanding stock of that series of Preferred Stock, for a sum equal to the original issue price (as adjusted for certain changes in the Company’s capital structure) plus accrued and unpaid dividends with respect to such shares, at any time five years after the first issuance of shares of that series, subject to certain conditions. The rights of a holder of a series will cease and terminate with respect to such shares after a date set forth in the Company’s notice of redemption or the date set forth in the notice of election by the holders of at least 60% of that series of Preferred Stock. The redemption rights of the Preferred Stock will not change if the proposed Amendment is approved by the shareholders. The Company and holders of Series F Stock will have the same rights of redemption with respect to the Series F Stock.
Conversion Rights
     Each share of a series of the Preferred Stock is currently convertible into one share of Common Stock, based on a conversion price, which is subject to adjustment for stock dividends, combinations or subdivisions of Common Stock, or a reclassification or reorganization of the Company. These conversion rights will not change if the proposed Amendment is approved by the shareholders. Each share of the Series F Stock will be convertible into shares of Common Stock based on a conversion price equal to the conversion price of Series E Stock on the date it is exchanged for Series F Stock, which will be subject to adjustment for the same events set forth in the description of the Preferred Stock above.
Outstanding Dividends on Series E Stock
     There are no outstanding or accrued dividends payable on the Series E Stock.
Change-of-Control Provisions
     Unless waived in writing by holders of 60% of the outstanding shares of Series B Stock, a change of control is deemed to be a liquidation event that entitles the holders of each series of Preferred Stock to receive proceeds from the liquidation event in cash, securities or other property in order of priority as set forth in our Articles of Incorporation (a “Deemed Liquidation Event”). “Change of control” is currently defined in the Series B Certificate as any of the following:
•	an acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration by an acquiring entity in which greater than 40% of the voting power of the Common Stock is transferred;

•	a sale of substantially all of the assets of the Company; or

•	the beneficial acquisition from the Company by any person or group in a transaction or series of related transactions in which such person or group holds greater than 40% of the voting power of the Common Stock following such transaction.
The preceding definition of change of control in the Series B Certificate is incorporated by reference into the Series C Certificate, Series D Certificate and Series E Certificate. A change of control is not a Deemed Liquidation Event for holders of any series of Preferred Stock if waived by holders of 60% of the Series B Preferred. Neither the definition of a Deemed Liquidation Event nor the definition of a change of control will change if the proposed Amendment is approved by the shareholders. The holders of Series F Stock will also be subject to the Deemed Liquidation Event, which may be waived by holders of Series B Stock.

Outstanding Shares of Capital Stock
     Giving effect to the Amendment and the Exchange, our outstanding capital stock would be affected as follows:

	Shares Outstanding
	Pre-Amendment and	Post-Amendment and
	Exchange	Exchange
Common Stock	8,775,769	8,775,769
Series B Stock	1,964,429	1,964,429
Series C Stock	1,269,036	1,269,036
Series D Stock	1,566,580	1,566,580
Series E Stock	1,355,857	—
Series F Stock	N/A	1,355,857
Consequences of Failure to Approve Amendment
     The completion of the Exchange pursuant to the Exchange Agreement is contingent upon the creation of the Series F Stock. If the proposed Amendment does not receive shareholder approval, except to the extent the Board is restricted from doing so by its fiduciary duties to the shareholders, the Exchange Agreement will continue to obligate our Board of Directors to recommend that the Company’s shareholders approve the Amendment and the Company will remain required to use commercially reasonable efforts to solicit and obtain approval of the Amendment. Because we cannot create the Series F Stock with the senior liquidation preference discussed above under “Liquidation Preference” until the Amendment is approved, the holders of the Series E Stock will not be able to exchange their shares pursuant to the Exchange Agreement and will continue to hold Series E Stock.
Dissenters’ Rights
     By fully complying with Sections 302A.471 and 302A.473 of the MBCA, each holder of Series B Stock, Series C Stock or Series D Stock has the right to dissent from the Proposal and any such dissenting holder may obtain payment of the “fair value” of such holder’s shares in the event that the Proposal is approved and the Amendment becomes effective.
     An explanation of dissenters’ rights and the related procedures for compliance, together with the full text of Sections 302A.471 and 302A.473, are attached as Exhibit A. These Sections should be reviewed carefully by any holder of Series B Stock, Series C Stock or Series D Stock who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with these procedures will result in the loss of dissenters’ rights.
Background of the Equity Financing
     The Company entered into the Purchase Agreement only after our Board of Directors and management evaluated all relevant matters, including the Company’s capital needs, availability of funding sources and the best interests of the Company’s shareholders. Review of these factors occurred at regular meetings of the Board of Directors on August 8, 2008, November 5, 2008 and February 4, 2009 and included discussion of the appropriate timing, pricing and terms of the potential sale of the Company’s securities and alternative financing structures.
     In order to assure that all relevant issues were properly fairly considered, on January 13, 2009 the Board of Directors appointed a Special Committee consisting of Thomas Hudson and Michael Paxton, two independent members of the Board of Directors with significant experience in the areas of equity and debt financings, shareholder relations and capital markets. The Special Committee was authorized to consult and retain outside consultants, bankers and other experts to assist them in evaluating the Company’s capital needs. Additionally, the Special Committee was directed to thoroughly analyze the alternative sources, the impact of current shareholders obtaining additional ownership and control, the terms and pricing of financing available to the Company and to recommend to the Board of Directors the structure that would best serve the needs of the Company and its shareholders.
     The Special Committee met formally and informally and had numerous discussions with the Company’s management regarding the terms and conditions of the Equity Financing and related transactions. Additionally, the Special Committee received market information and funding source data from an outside financial advisor. The Special Committee evaluated, amongst other factors, the historical funding sources, the ownership percentages of Trident and other investors, the current conditions in the capital markets and the Company’s near term capital requirements. The Special Committee also reviewed the Company’s long term capital needs, the terms and expiration dates of its banking arrangements and the impact of any current capital raises upon renewals of those facilities.
     After considering all relevant matters and finding the terms of the Purchase Agreement to be in the best interests of the Company and its shareholders, the Special Committee, on February 11, 2009, approved, and recommended to the Board of Directors that it approve, the Equity Financing and transactions. Based upon that recommendation, the Board of Directors, after full discussion of all material matters, unanimously approved terms of the Purchase Agreement on February 11, 2009. The Board of Directors directed the Company’s management to take all steps necessary to carry out its resolutions.
     Total proceeds from the Equity Financing was $3,060,847.34. On February 17, 2009 the Company used $1,965,630.14 of these proceeds to retire all obligations under certain promissory notes previously issued by the Company on January 31, 2008 in connection with the Company’s acquisition of Geologic Solutions, Inc. The remaining proceeds will be used to strengthen the Company’s balance sheet and for operating capital.
OTHER INFORMATION
Certain Relationships and Related Person Transactions
     We are soliciting proxies from our shareholders in favor of approval of the proposed Amendment. Directors and officers of the Company may be deemed participants in the Company’s solicitation of proxies. Certain directors and officers have interests in the Equity Financing and the Exchange Agreement, some of which may differ from, or may be in addition to, those of our stockholders generally. These interests include:
          Trident currently holds all of our outstanding Series B Stock, Series C Stock and Series D Stock and a portion of our Series E Stock. Christopher P. Marshall, one of our directors, is a former Managing Director of Trident Capital and is Trident’s current director designee on our Board of Directors. As a holder of our Series E Stock (See Note 12 of the table under “PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF MANAGEMENT”), Trident and Mr. Marshall each have an interest in the Proposal. If the Proposal is approved, Trident will be able to exchange its shares of Series E Stock for shares of Series F Stock, which have a superior liquidation preference as described under “Liquidation Preference” in the Proposal. In addition, Trident has a right of first refusal on certain new stock issuances by the Company which is intended to permit Trident to maintain its current percentage ownership.
          John J. Coughlan, Mark E. Ties, David A. Gagne, Robert Maeser and Wesley C. Fredenburg, (collectively the “Participating Executive Officers”), each have an interest in the proposed action. As holders of our Series E Stock (See Notes 5, 9, 10 and 11 of the table under “PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF MANAGEMENT”), the Participating Executive Officers will be able to exchange their shares of Series E Stock for shares of Series F Stock, which have a superior liquidation preference as described under “Liquidation Preference” in the Proposal.

PROPOSALS FOR FISCAL 2009 ANNUAL MEETING
     We currently anticipate that the next annual meeting, for the fiscal year ending September 30, 2009 (the “2010 Annual Meeting”) will be held on or around February 15, 2010. If you wish to submit a proposal for inclusion in our proxy statement and proxy for shareholder action or wish to bring any business at the 2010 Annual Meeting, you must do so by sending the proposal, notice and supporting statements, if any, to us no later than November 6, 2009.
     In addition, pursuant to the rules of the Securities and Exchange Commission, proxies solicited by our management for the 2010 Annual Meeting may grant management the authority to vote in its discretion on any proposal to be submitted by a shareholder otherwise than through inclusion in the proxy statement for the 2010 Annual Meeting, unless we have received notice of the shareholder proposal on or before December 1, 2009.
By Order of the Board of Directors

Wesley C. Fredenburg
Secretary
Dated: March ___, 2009
Eden Prairie, Minnesota

EXHIBIT A
EXPLANATION OF DISSENTERS’ RIGHTS
     1. Section 302A.471 of the Minnesota Business Corporation Act entitles any shareholder of a corporation who is entitled to vote and who objects to an amendment to a corporation’s articles of incorporation if such amendment materially and adversely affects the rights or preferences of the shares of such shareholder to dissent from such action and obtain payment for the “fair value” of his or her shares of stock. Any shareholder of XATA Corporation (the “Corporation”) contemplating an attempt to assert and exercise dissenters’ rights in connection with the proposed amendments described in the Notice of Special Meeting of Shareholders to which this is attached should review carefully the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (copies of which are attached hereto), particularly the specific procedural steps required to perfect such rights. DISSENTERS’ RIGHTS ARE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 ARE NOT FULLY AND PRECISELY SATISFIED.
     2. Set forth below (to be read in conjunction with the full text of Section 302A.473 appearing at the end of this Exhibit A) is a brief description of the procedures relating to the exercise of dissenters’ rights applicable in a proposed amendment to the articles of incorporation of the Corporation that materially and adversely affects the rights or preferences of the shares. The following description does not purport to be a complete statement of the provisions of Section 302A.473 and is qualified in its entirety by reference thereto.
     3. Under Section 302A.473, Subd. 3, a shareholder who wishes to exercise dissenters’ rights (a “Dissenter”) must file with the corporation, before the vote on the proposed amendment, a written notice of intent to demand the “fair value” of the corporation’s shares owned by the shareholder. Under Section 302A.471, Subd. 2, beneficial owners of shares who desire to exercise statutory dissenters’ rights must obtain and submit the registered owner’s written consent at or before the time the notice of intent to demand fair value is due. IN ADDITION, THE SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES IN FAVOR OF SUCH PROPOSED AMENDMENT. A VOTE AGAINST THE PROPOSED AMENDMENT DOES NOT IN ITSELF CONSTITUTE SUCH A WRITTEN NOTICE AND A FAILURE TO VOTE DOES NOT AFFECT THE VALIDITY OF A TIMELY WRITTEN NOTICE.
     4. If the proposed amendment is approved by the shareholders of such corporation, the corporation must send to all Dissenters who filed the necessary notice of intent to demand the fair value of their shares (and who did not vote their shares in favor of such proposal) a notice containing certain information required by Section 302A.473, Subd. 4, including without limitation the address to which a Dissenter must send a demand for payment and certificates representing shares in order to obtain payment for such shares and the date by which they must be received. In order to receive the fair value of the shares under Section 302A.473, a Dissenter must demand payment and deposit certificates representing shares within 30 days after such notice from the corporation is given. Under Minnesota law, notice by mail is given by a corporation when deposited in the United States mail. A SHAREHOLDER WHO FAILS TO MAKE DEMAND FOR PAYMENT AND TO DEPOSIT CERTIFICATES AS REQUIRED BY SECTION 302A.473, SUBD. 4, LOSES THE RIGHT TO RECEIVE THE FAIR VALUE OF HIS OR HER SHARES UNDER SUCH SECTION NOTWITHSTANDING THE TIMELY FILING OF NOTICE OF INTENT TO DEMAND PAYMENT UNDER SECTION 302A.473, SUBD. 3.
     5. Except as provided below, if demand for payment and deposit of stock certificates is duly made by a Dissenter with the corporation as required by the notice, then after the corporation’s receipt of such demand or the effective date of the amendment, whichever is later, the corporation must pay the Dissenter an amount which the corporation estimates to be the fair value of the Dissenter’s shares of stock, with interest, if any. For the purpose of a Dissenter’s appraisal rights under Sections 302A.471 and 302A.473, “fair value” means the value of the shares of stock immediately before the effective date of such amendment and “interest” means interest commencing five days after the effective date of such amendment until the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09. If a Dissenter believes the payment received from the corporation is less than the fair value of the shares of stock, with interest, if any, such Dissenter must give written notice to the corporation of his or her own estimate of the fair value of the shares of stock, with interest, if any, within 30 days after the date of the corporation’s remittance, and must demand payment of the difference between his or her estimate and the corporation’s remittance. If such Dissenter fails to give written notice of such estimate to the corporation within the 30-day time period, such Dissenter is entitled only to the amount remitted by the corporation.
     6. A corporation may withhold such remittance with respect to shares of stock for which a Dissenter demanding payment (or persons on whose behalf such Dissenter acts) was not the beneficial owner as of the first public announcement date of the amendment (the “Public Announcement Date”). As to each such Dissenter who has validly demanded payment, following the effective date of such amendment or the receipt of demand, whichever is later, the corporation must mail its estimate of the fair value of such Dissenter’s shares of stock and offer to pay this amount with interest, if any, to the Dissenter upon receipt of such Dissenter’s agreement to accept this amount in full satisfaction. If such Dissenter believes that the corporation’s offer is for less than the fair value of the shares of stock, with interest, if any, such Dissenter must give written notice to the corporation of his or her own estimate of the fair value of the shares of stock, with interest, if any, and demand payment of this amount. This demand must be mailed to the corporation within 30 days after the mailing of the corporation’s offer. If the Dissenter fails to make this demand within the 30-day time period, such Dissenter is entitled only to the amount offered by the corporation.
     7. If a corporation and a Dissenter (including both a Dissenter who purchased shares of stock on or prior to the Public Announcement Date and a Dissenter who purchased shares of stock after the Public Announcement Date who have complied with their respective demand requirements) do not settle the Dissenter’s demand within 60 days after the corporation receives the Dissenter’s estimate of the fair value of his or her shares of stock, then the corporation must file a petition in a court of competent jurisdiction in the county in which the registered office of such corporation is located, requesting that the court determine the statutory fair value of stock with interest, if any. All Dissenters whose demands are not settled within the applicable 60-day settlement period must be made parties to this proceeding.
     8. The court will then determine whether each Dissenter in question has fully complied with the provisions of Section 302A.473, and for all Dissenters who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by the corporation or a Dissenter. The fair value of the shares as determined by the court is binding on all shareholders. However, under the statute, Dissenters are not liable to a corporation for the amount, if any, by which payments remitted to the Dissenters exceed the fair value of such shares determined by a court, with interest. The costs and expenses of such a court proceeding are assessed against the corporation, except that the court may assess part or all of those costs and expenses against a Dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.
     9. Under Section 302A.471, Subd. 2, a shareholder of a corporation may not assert dissenters’ rights with respect to less than all of the shares of stock registered in such shareholder’s name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such other person.
     10. Under Section 302A.471, Subd. 4, a shareholder of a corporation has no right at law or equity to set aside the approval of an amendment, except if such approval or consummation is fraudulent with respect to such shareholder or the corporation.

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS
     Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
     (a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:
     (1) alters or abolishes a preferential right of the shares;
     (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;
     (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;
     (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or
     (5) eliminates the right to obtain payment under this subdivision;
     (b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;
     (c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;
     (d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;
     (e) a plan of conversion adopted by the corporation; or
     (f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.
     Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.
     (b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.
     Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.
     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.
     (c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:
     (1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.
     (2) The applicability of clause (1) is determined as of:
     (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or
     (ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.
     (3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.
     Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.
302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.
     Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.
     (b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.
     (c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.
     (d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.
     Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.
     Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:
     (1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;
     (2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;
     (3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and
     (4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.
     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.
     Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:
     (1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;
     (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and
     (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.
     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.
     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.
     Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.
     Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.
     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.
     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

EXHIBIT B
XATA CORPORATION
ARTICLES OF AMENDMENT
OF
SECOND RESTATED ARTICLES OF INCORPORATION
          The undersigned, Mark E. Ties, Secretary of XATA Corporation, a Minnesota corporation (the “Corporation”), hereby certifies that:
          1. The name of the Corporation is XATA Corporation.
          2. The Corporation’s Second Restated Articles of Incorporation are amended as follows:
               (a) Section 3 of the Certificate of Designation of Preferences of Series B Preferred Stock is amended and restated in its entirety to read as follows:
     “3. Dividend Rights. The holders of the Series B Preferred Stock shall be entitled to receive, out of any assets of the Corporation legally available therefor, cumulative dividends at the rate of four percent (4%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred Stock (the “Preferred Dividend”). Such Preferred Dividend shall be paid semi-annually on the last business day of May and November of each year in cash or, at the election of holders of at least sixty percent (60%) of the Series B Preferred Stock then outstanding as of twenty (20) business days prior to the date of payment, in shares of Series B Preferred Stock. The aggregate number of shares of Series B Preferred Stock so payable to any holder upon such election to receive dividends in kind shall be equal to the aggregate amount of such Preferred Dividend payable to such holder divided by the Conversion Price (as defined below), with any fractions of a share to be issued rounded to the nearest whole share. The Board of Directors shall not pay any dividend to the holders of any other capital stock of the Corporation, other than a Senior Preferred Dividend, unless and until it has paid the Preferred Dividend on the shares of Series B Preferred Stock to the holders of the Series B Preferred Stock. “Senior Preferred Dividend” as used in this Certificate of Designation means any dividend paid on any class or series of stock of the Corporation hereafter authorized that has priority or preference over the Preferred Dividend. In addition, in the event dividends are paid on any other capital stock of the Corporation other than Dividend Senior Stock, the Corporation shall pay an additional dividend on all outstanding shares of Series B Preferred Stock (on an as-if-converted to Common Stock basis) in an amount per share equal to the maximum amount paid or set aside for any such other share of capital stock (on an as-if-converted to Common Stock basis). “Dividend Senior Stock” as used in this Certificate of Designation means any class or series of stock of the Corporation hereafter authorized that has priority or preference over the Series B Preferred Stock with respect to the payment of dividends (other than the Preferred Dividend).”
               (b) Paragraphs (A) and (B) of Section 4 (Liquidation Preference) of the Certificate of Designation of Preferences of Series B Preferred Stock are each amended and restated in their entirety to read as follows:
     “(A) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of the Series B Preferred Stock shall be entitled to receive, after the satisfaction in full of the liquidation preference of holders of any Liquidation Senior Stock, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any Liquidation Junior Stock, and pari passu with the satisfaction of the liquidation preference of holders of any Liquidation Parity Stock, an amount per share equal to the Original Issue Price of the Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends on each share of Series B Preferred Stock then held by such holder. If upon the occurrence of such Liquidation Event, the remaining assets and funds of the Corporation available for distribution among the holders of Series B Preferred Stock and the holders of any Liquidation Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entire remaining assets and funds of the Corporation legally available for distribution to such holders shall be distributed among such holders in proportion to the full preferential amount each such holder is otherwise entitled to receive.
     (B) As used in this Certificate of Designation:
     (i) “Liquidation Senior Stock” means any class or series of stock of the Corporation hereafter authorized that has priority or preference over the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
     (ii) “Liquidation Junior Stock” means the Common Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, and any other class or series of stock of the Corporation hereafter authorized with respect to which the Series B Preferred Stock has priority or preference in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; and
     (iii) “Liquidation Parity Stock” means any class or series of stock of the Corporation hereafter authorized that ranks equally with the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.”
               (c) Section 3 of the Certificate of Designation of Preferences of Series C Preferred Stock is amended and restated in its entirety to read as follows:
     “3. Dividend Rights. In the event dividends (other than the “Preferred Dividend” as defined in Section 3 of the Company’s Certificate of Designation of Preferences of Series B Preferred Stock) are paid on any other capital stock of the Corporation other than Dividend Senior Stock, the Corporation shall pay a dividend on all outstanding shares of Series C Preferred Stock (on an as-if-converted to Common Stock basis) in an amount per share equal to the maximum amount paid or set aside for any such other share of capital stock (on an as-if-converted to Common Stock basis). “Dividend Senior Stock” as used in this Certificate of Designation means any class or series of stock of the Corporation hereafter authorized that has priority or preference over the Series C Preferred Stock with respect to the payment of dividends.”

               (d) Paragraphs (A) and (B) of Section 4 (Liquidation Preference) of the Certificate of Designation of Preferences of Series C Preferred Stock are amended and restated in their entirety to read as follows:
     “(A) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of the Series C Preferred Stock shall be entitled to receive, after the satisfaction in full of the liquidation preference of holders of any Liquidation Senior Stock, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any Liquidation Junior Stock, and pari passu with the satisfaction of the liquidation preference of holders of any Liquidation Parity Stock, an amount per share equal to the Original Issue Price of the Series C Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends on each share of Series C Preferred Stock then held by such holder. If upon the occurrence of such Liquidation Event, the remaining assets and funds of the Corporation available for distribution among the holders of Series C Preferred Stock and the holders of any Liquidation Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entire remaining assets and funds of the Corporation legally available for distribution to such holders shall be distributed among such holders in proportion to the full preferential amount each such holder is otherwise entitled to receive.
     (B) As used in this Certificate of Designation:
     (i) “Liquidation Senior Stock” means the Series B Preferred Stock and any other class or series of stock of the Corporation hereafter authorized that has priority or preference over the Series C Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
     (ii) “Liquidation Junior Stock” means the Common Stock, the Series D Preferred Stock, the Series E Preferred Stock, and any other class or series of stock of the Corporation hereafter authorized with respect to which the Series C Preferred Stock has priority or preference in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; and
     (iii) “Liquidation Parity Stock” means any class or series of stock of the Corporation hereafter authorized that ranks equally with the Series C Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.”
               (e) Paragraph 5(A)(ii)(B) of the Certificate of Designation of Preferences of Series C Preferred Stock is amended and restated in its entirety to read as follows:
     “(B) Notwithstanding the foregoing, the Corporation may decline to redeem any or all of the Series C Preferred Stock (provided that any redemption in part shall be pro rata across holders) and in such case, the Series C Preferred Stock shall bear cumulative dividends at the rate of four percent (4%) of the Original Issue Price per annum on each outstanding share of Series C Preferred Stock (the “Preferred Dividend”) from the date of the Election Notice. Such Preferred Dividend shall be paid semi-annually on the last business day of May and November of each year in cash. The Board of Directors shall not pay any dividend to the holders of any other capital stock of the Corporation except Dividend Senior Stock, unless and until it has paid the Preferred Dividend on the shares of Series C Preferred Stock to the holders of the Series C Preferred Stock.”

               (f) Section 3 of the Certificate of Designation of Preferences of Series D Preferred Stock is amended and restated in its entirety to read as follows:
     “3. Dividend Rights. In the event dividends (other than the “Preferred Dividend” as defined in Section 3 of the Company’s Certificate of Designation of Preferences of Series B Preferred Stock) are paid on any other capital stock of the Corporation other than Dividend Senior Stock, the Corporation shall pay a dividend on all outstanding shares of Series D Preferred Stock (on an as-if-converted to Common Stock basis) in an amount per share equal to the maximum amount paid or set aside for any such other share of capital stock (on an as-if-converted to Common Stock basis). “Dividend Senior Stock” as used in this Certificate of Designation means any class or series of stock of the Corporation hereafter authorized that has priority or preference over the Series D Preferred Stock with respect to the payment of dividends.”
               (g) Paragraphs (A) and (B) of Section 4 (Liquidation Preference) of the Certificate of Designation of Preferences of Series D Preferred Stock are amended and restated in their entirety to read as follows:
     “(A) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of the Series D Preferred Stock shall be entitled to receive, after the satisfaction in full of the liquidation preference of holders of any Liquidation Senior Stock, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any Liquidation Junior Stock, and pari passu with the satisfaction of the liquidation preference of holders of any Liquidation Parity Stock, an amount per share equal to the Original Issue Price of the Series D Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends on each share of Series D Preferred Stock then held by such holder. If upon the occurrence of such Liquidation Event, the remaining assets and funds of the Corporation available for distribution among the holders of Series D Preferred Stock and the holders of any Liquidation Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entire remaining assets and funds of the Corporation legally available for distribution to such holders shall be distributed among such holders in proportion to the full preferential amount each such holder is otherwise entitled to receive.
     (B) As used in this Certificate of Designation:
     (i) “Liquidation Senior Stock” means the Series B Preferred Stock, Series C Preferred Stock and any other class or series of stock of the Corporation hereafter authorized that has priority or preference over the Series D Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
     (ii) “Liquidation Junior Stock” means the Common Stock, the Series E Preferred Stock and any other class or series of stock of the Corporation hereafter authorized with respect to which the Series D Preferred Stock has priority or preference in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; and
     (iii) “Liquidation Parity Stock” means any class or series of stock of the Corporation hereafter authorized that ranks equally with the Series D Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.”

               (h) Paragraph 5(A)(ii)(B) of the Certificate of Designation of Preferences of Series D Preferred Stock is amended and restated in its entirety to read as follows:
     “(B) Notwithstanding the foregoing, the Corporation may decline to redeem any or all of the Series D Preferred Stock (provided that any redemption in part shall be pro rata across holders) and in such case, the Series C Preferred Stock shall bear cumulative dividends at the rate of four percent (4%) of the Original Issue Price per annum on each outstanding share of Series D Preferred Stock (the “Preferred Dividend”) from the date of the Election Notice. Such Preferred Dividend shall be paid semi-annually on the last business day of May and November of each year in cash. The Board of Directors shall not pay any dividend to the holders of any other capital stock of the Corporation except Dividend Senior Stock, unless and until it has paid the Preferred Dividend on the shares of Series D Preferred Stock to the holders of the Series D Preferred Stock.”
          3. This amendment was adopted pursuant to Chapter 302A of the Minnesota Statutes.

          IN WITNESS WHEREOF, I have subscribed my name this ___day of                     , 2009.

Wesley C. Fredenburg
Secretary

XATA CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
WEDNESDAY, APRIL 8, 2009
10:00 A.M.
965 PRAIRIE CENTER DRIVE, EDEN PRAIRIE, MINNESOTA
XATA CORPORATION
965 Prairie Center Drive
Eden Prairie MN 55344
PROXY
This proxy is solicited on behalf of the Board of Directors.
     The undersigned, having received the Notice of Special Meeting and Proxy Statement dated April 8, 2009, hereby appoints each of John J. Coughlan and Mark E. Ties as proxy, with full power of substitution, to vote all of the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of XATA Corporation on Wednesday, April 8, 2009, at our corporate office, 965 Prairie Center Drive, Eden Prairie, Minnesota, at 10:00 a.m., or at any adjournment thereof, upon any and all matters which may properly be brought before the meeting or adjournment thereof, hereby revoking all former proxies.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AND IN THE DISCRETION OF THE PROXY HOLDER ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
See reverse for voting instructions

Please detach here
1.	Proposal 1 — Approval of Articles of Amendment of Second Restated of Articles of Incorporation.

☐ FOR	☐ AGAINST	☐ ABSTAIN
The authority to vote, in his discretion, on all other business that may properly come before the meeting.
Address change? Mark Box ☐                                      Attending Meeting? Mark Box ☐
Indicate changes below:
Dated:                                             , 2009

Signature(s) in Box
PLEASE SIGN exactly as name appears below. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If partnership, please sign in partnership name by an authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.